Mail Stop 3561
                                                              October 23, 2018


    Robert A. Riecker
    Chief Financial Officer
    Sears Holdings Corporation
    3333 Beverly Road
    Hoffman Estates, Illinois 60179

            Re:   Sears Holdings Corporation
                  Form 10-K for the Fiscal Year Ended February 3, 2018 Filed March 23, 2018
                  File No. 1-36693

    Dear Mr. Riecker:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                              Sincerely,

                                                              /s/ William H.
Thompson

                                                              William H.
Thompson
                                                              Accounting Branch
Chief
                                                              Office of
Consumer Products